    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2004

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                     WYETH
             (Exact name of registrant as specified in its charter)

                       DELAWARE                                              13-2526821
           (State or other jurisdiction of                                (I.R.S. Employer
            incorporation or organization)                              Identification No.)

                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                                 (973) 660-5000
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                            LAWRENCE V. STEIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                     WYETH
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                                 (973) 660-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               WILLIAM M. HASKEL, ESQ.                                JOSEPH H. KAUFMAN, ESQ.
                        WYETH                                      SIMPSON THACHER & BARTLETT LLP
                  FIVE GIRALDA FARMS                                    425 LEXINGTON AVENUE
              MADISON, NEW JERSEY 07940                               NEW YORK, NEW YORK 10017
                    (973) 660-5000                                         (212) 455-2000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS OF              AMOUNT TO            PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
    SECURITIES TO BE REGISTERED         BE REGISTERED      AGGREGATE PRICE PER UNIT AGGREGATE OFFERING PRICE REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------------
Floating Rate Convertible Senior
  Debentures due 2024..............   $1,020,000,000(2)           100%(2)             $1,020,000,000(2)            $129,234
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.33 1/3 par value
  per share........................  16,890,214 shares(3)           (4)                      (4)                     (4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculated at the statutory rate of .0001267 of the proposed maximum aggregate offering price, which price is exclusive of accrued interest and is estimated solely for the purpose of calculating the registration fee.

(2) Estimated solely for the purpose of determining the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3) This number represents the total number of shares of common stock that are initially issuable upon conversion of the debentures registered hereby at the conversion rate of 16.559 shares per $1,000 of debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of anti-dilution adjustments in circumstances described in the prospectus that is part of this registration statement.

(4) No additional consideration will be received for the common stock. Therefore, no additional registration fee is required pursuant to Rule 457(i).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2004

PROSPECTUS

                                  [WYETH LOGO]

                                 $1,020,000,000
              FLOATING RATE CONVERTIBLE SENIOR DEBENTURES DUE 2024
                             ---------------------
     We issued the debentures in a private placement on December 16, 2003. The initial purchasers resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus will be used by the selling securityholders from time to time to resell their debentures and any common stock issuable upon conversion of their debentures. We will not receive any proceeds from the resale of the debentures or any of those shares.

     The debentures bear interest at an annual rate equal to 6-month LIBOR, reset semiannually, minus 0.50%; provided that such rate will never be less than 0% per annum. The interest rate for the initial interest period, which commenced on December 16, 2003 and ends on July 14, 2004, will be 0.73625% per annum. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, each an interest payment date, beginning July 15, 2004.

     The debentures are convertible by holders into shares of our common stock at an initial conversion rate of 16.559 shares of our common stock per $1,000 principal amount of debentures (subject to adjustment in certain events), which is equal to an initial conversion price of $60.39 per share, under the following circumstances: (1) during any calendar quarter commencing after March 31, 2004 and prior to December 31, 2022 (and only during such calendar quarter), if the price of our common stock issuable upon conversion reaches a specified threshold during the previous calendar quarter, as described in this prospectus, (2) at any time after December 31, 2022 and prior to maturity, if the price of our common stock issuable upon conversion reaches a specified threshold on any day following December 31, 2022, as described in this prospectus, (3) if we call the debentures for redemption, (4) upon the occurrence of specified corporate transactions described in this prospectus or (5) during any period in which the credit ratings assigned to the debentures are below the levels described in this prospectus. Upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. The debentures are unsecured and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

     The debentures mature on January 15, 2024. We may redeem some or all of the debentures at any time on or after July 20, 2009 for a price in cash equal to 100% of the principal amount of debentures to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to, but not including, the redemption date.

     Holders have the right to require us to purchase the debentures at a purchase price in cash equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, including additional interest, if any, to, but not including, the purchase date, on July 15, 2009, January 15, 2014 and January 15, 2019 or upon a fundamental change, as described in this prospectus.

     For a more detailed description of the debentures, see "Description of the Debentures" beginning on page 12.

     The debentures have been designated for inclusion in The PORTAL(R) Market of the National Association of Securities Dealers, Inc. The common stock of Wyeth currently trades on the New York Stock Exchange (NYSE) under the symbol "WYE". On February 2, 2004, the last reported sales price for the common stock on the NYSE was $41.16 per share.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Information May Prove Inaccurate............   ii
Where You Can Find More Information.........................   ii
Summary.....................................................    1
Risk Factors................................................    6
Use of Proceeds.............................................    8
Price Range of Common Stock.................................    9
Dividend Policy.............................................    9
Ratio of Earnings to Fixed Charges..........................    9
Selected Financial Data.....................................   10
Description of the Debentures...............................   12
Registration Rights.........................................   30
Description of Capital Stock................................   32
Certain U.S. Federal Income Tax Consequences................   35
Selling Securityholders.....................................   40
Plan of Distribution........................................   41
Legal Matters...............................................   43
Experts.....................................................   43

     The distribution of this prospectus and the offering and sale of the debentures or our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or an invitation to purchase, any of the debentures in any jurisdiction in which such offer or invitation would be unlawful.

     This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of us and the terms of the offering and the debentures or our common stock, including the merits and risks involved.

     We are not, and the selling securityholders are not, making any representation to any purchaser of the debentures regarding the legality of an investment in the debentures by the purchaser under any applicable laws or regulations. You should consult your own attorney, accountant, business adviser and tax adviser for legal, tax, business and financial advice regarding an investment in the debentures.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information or to make any representation not contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume the information contained in this prospectus is accurate after the date on the front cover of this prospectus or that the information contained in documents incorporated by reference is accurate after the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

     The selling securityholders reserve the right to withdraw this offering of the debentures and our common stock at any time. The selling securityholders also reserve the right to reject any offer to purchase some or all of the debentures or common stock for any reason and to allot to any prospective investor less than the full amount of debentures sought by the investor.

                FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This prospectus contains or incorporates by reference "forward-looking statements" as that term is used in federal securities laws about our financial condition, results of operations and business. These statements include, among others:

     - statements concerning the benefits that we expect will result from our business activities and certain transactions we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

     - statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

     These statements may be made expressly in this prospectus, or may be incorporated by reference to other documents filed with the Securities and Exchange Commission (the "SEC"). You can identify many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this prospectus or incorporated by reference in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in those statements, including the risks and uncertainties of a research-based pharmaceutical and health care company detailed in the documents filed with the SEC and incorporated by reference in this prospectus.

     Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the applicable document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference facilities in Washington, D.C., New York, New York, and Chicago, Illinois. For further information on the public reference rooms, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, our SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We incorporate by reference into this prospectus the documents listed below and any reports filed by us with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - our Annual Report on Form 10-K, filed on March 31, 2003, for the year ended December 31, 2002;

     - our Quarterly Reports on Form 10-Q, filed on May 15, 2003, for the quarter ended March 31, 2003, on August 8, 2003, for the quarter ended June 30, 2003 and on November 12, 2003, for the quarter ended September 30, 2003; and

     - our Current Report on Form 8-K, filed on January 28, 2003 (related to the sale of our shares of Amgen common stock).

     You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing from us at the following address:

                               Investor Relations
                                     Wyeth
                               Five Giralda Farms
                           Madison, New Jersey 07940
                               Tel: (973)660-5000

     Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

     The prospectus constitutes a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the "Registration Statement") that we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debentures and any common stock issuable upon conversion of the debentures. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                                    SUMMARY

     The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully read this prospectus and the documents we incorporate by reference to fully understand the terms of the debentures as well as the tax and other considerations that are important to you in making a decision about whether to invest in the debentures and the common stock issuable upon their conversion.

                                  ABOUT WYETH

     We are one of the world's largest research-based pharmaceutical and health care products companies. In March 2002, we changed our name to Wyeth after being known for 76 years as American Home Products Corporation.

     We are a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biopharmaceuticals and non-prescription medicines. We are also a global leader in animal health care.

     We specialize in therapy areas of critical need, including neuroscience therapies, gastrointestinal diseases, musculoskeletal therapies, vaccines, infectious diseases, women's health care, cardiovascular diseases, transplantation and oncology. Our research and development utilizes three technology platforms: small molecules, vaccines and protein pharmaceuticals.

     Our pharmaceuticals segment manufactures, distributes, and sells human prescription pharmaceuticals, vaccines and biopharmaceuticals, nutritionals, and animal biologicals and pharmaceuticals. These products are promoted and sold worldwide primarily to wholesalers, pharmacies, hospitals, physicians, retailers, veterinarians, and other human and animal health care institutions. Some of these sales are made to large buying groups representing certain of these customers. Principal product categories for human use and their respective products are: neuroscience therapies including Effexor (marketed as Efexor internationally) and Effexor XR; cardiovascular products including Altace (co-marketed with King Pharmaceuticals, Inc.); nutritionals including S26, 2nd Age Promil and 3rd Age Progress (international markets only); gastroenterology drugs including Zoton (international markets only) and Protonix (U.S. market only); anti-infectives including Zosyn (marketed as Tazocin internationally); vaccines including Prevnar (marketed as Prevenar internationally); oncology therapies; musculoskeletal therapies including Enbrel (which, under an agreement, is co-promoted by Wyeth and Amgen in the United States and Canada with Wyeth having exclusive international rights to the product) and Synvisc; hemophilia treatments including BeneFIX coagulation factor IX (recombinant) and ReFacto albumin-free formulated factor VIII (recombinant); immunological products including Rapamune; and women's health care products including Premarin, Prempro, Premphase, and Triphasil (marketed as Trinordiol internationally). Principal animal health product categories include pharmaceuticals, vaccines including West Nile -- Innovator and endectocides including Cydectin.

     Our consumer healthcare segment manufactures, distributes and sells over-the-counter health care products. Principal consumer healthcare product categories and their respective products are: analgesics including Advil products; cough/cold/allergy remedies including Robitussin products, Dimetapp products and Alavert; nutritional supplements including Centrum products, Caltrate and Solgar products; hemorrhoidal, antacid, asthma and other relief items including Preparation H and Chap Stick products. These products are generally sold to wholesalers and retailers and are promoted primarily to consumers worldwide through advertising. These products are manufactured in the United States and Puerto Rico, and in 11 foreign countries.

     We are incorporated in the State of Delaware, and the address of our principal offices is Five Giralda Farms, Madison, New Jersey 07940. Our telephone number is 973-660-5000. You may visit us at our web site located at www.wyeth.com. The information contained in our web site has not been, and shall not be deemed to be, incorporated by reference into this prospectus.

                            SUMMARY OF THE OFFERING

     For a more complete description of the terms of the debentures and the common stock issuable upon conversion of the debentures, see "Description of the Debentures" and "Description of Capital Stock." For purposes of the description of debentures included in this prospectus, reference to "the company," "issuer," "Wyeth," "us," "we" and "our" refer only to Wyeth and do not include our subsidiaries.

Issuer........................   Wyeth

Debentures....................   $1,020,000,000 aggregate principal amount of
                                 Floating Rate Convertible Senior Debentures due
                                 2024.

Maturity......................   January 15, 2024

Interest......................   The debentures bear interest at an annual rate
                                 equal to 6-month LIBOR, reset semiannually, minus 0.50%; provided that such rate will never be less than 0% per annum. The interest rate for the initial interest period, which commenced on December 16, 2003 and ends on July
                                 14, 2004, will be 0.73625% per annum. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, each an interest payment date, beginning July 15, 2004.
                                 We will also pay additional interest on the debentures under the circumstances described in this prospectus below.

Ranking.......................   The debentures are unsecured and rank equally
                                 in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The debentures are effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to any of our existing and future secured indebtedness. The indenture does not limit the amount of indebtedness we or our subsidiaries may incur.

Conversion Rights.............   Holders may convert their debentures into
                                 shares of our common stock under any of the following circumstances:

                                 (1) during any calendar quarter commencing
                                     after March 31, 2004 and prior to December
                                     31, 2022 (and only during such calendar
                                     quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 130% of the applicable conversion price,

                                 (2) at any time after December 31, 2022 and
                                     prior to maturity, if the last reported
                                     sale price of our common stock is greater than or equal to 130% of the applicable conversion price on any day after December 31, 2022,

                                 (3) if the debentures have been called for
                                     redemption,

                                 (4) upon the occurrence of specified corporate
                                     transactions described under "Description of the Debentures -- Conversion
                                     Rights -- Conditions to
                                     Conversion -- Conversion Upon Specified
                                     Corporate Transactions" or

                                 (5) during any period in which the credit
                                     rating assigned to the debentures by either
                                     Moody's Investor Services, Inc. and its
                                     successors ("Moody's") or Standard & Poor's
                                     Ratings Services, a division of the
                                     McGraw-Hill Companies, Inc. and its
                                     successors ("S&P") is lower than Baa3 or BBB-, respectively, or the debentures are no longer rated by at least one of S&P or Moody's.

                                 For each $1,000 principal amount of debentures surrendered for conversion, you will receive
                                 16.559 shares of our common stock.

                                 This represents an initial conversion price of $60.39 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest, including additional interest, if any. Except as otherwise described in this prospectus, upon conversion of the debentures you will not receive any payment representing accrued and unpaid interest, including additional interest, if any.

                                 Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. See "Description of the Debentures -- Conversion Rights -- Payment Upon Conversion."

                                 Debentures called for redemption may be
                                 surrendered for conversion prior to the close of business on the business day immediately preceding the redemption date.

Optional Redemption...........   Prior to July 20, 2009, the debentures are not
                                 redeemable. On or after July 20, 2009, we may redeem for cash all or part of the debentures at any time, upon not less than 20 nor more than 60 days notice before the redemption date, by mail to the trustee, the paying agent and each holder of debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to, but not including, the redemption date. See "Description of the
                                 Debentures -- Optional Redemption."

Purchase of Debentures by Us
at the Option of the Holder...   Holders have the right to require us to
                                 purchase all or any portion of their debentures for cash on July 15, 2009, January 15, 2014 and
                                 January 15, 2019. In each case, we will pay a purchase price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including additional interest, if any, to, but not including, such purchase date. See "Description of the Debentures -- Purchase of Debentures by Us at the Option of the Holder."

Fundamental Change............   If we undergo a Fundamental Change (as defined
                                 under "Description of the
                                 Debentures -- Fundamental Change Requires
                                 Purchase of Debentures by Us at the Option of the Holder"), holders will have the right, at their option, to require us to purchase for cash all or any portion of their debentures.
                                 Holders may exercise this right prior to the close of business on the business day immediately preceding the Fundamental Change purchase date, which will be no less than 20 and no more than 35 business days after we deliver you a notice of Fundamental Change. The cash price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest, including additional interest, if any, to, but not including, the

                                 Fundamental Change purchase date. See
                                 "Description of the Debentures -- Fundamental Change Requires Purchase of Debentures by Us at the Option of the Holder."

Registration Rights...........   Pursuant to a registration rights agreement we
                                 entered into with the initial purchasers, we filed a shelf registration statement under the Securities Act, of which this prospectus is a part, relating to the resale of the debentures and the common stock issuable upon conversion thereof. We have agreed to use our reasonable efforts to have that shelf registration statement declared effective within 180 days of the date of original issuance of the debentures, subject to our right to postpone under certain circumstances, and to keep such registration statement effective during the periods referred to below until the earlier of
                                 (i) the date all registrable securities have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any successor provision and (ii) the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision. However, holders of registrable securities will only be entitled to sell such securities under the shelf registration statement during the following periods:

                                 (1) the 20 calendar day period commencing on
                                     the deadline for filing any of our
                                     quarterly reports on Form 10-Q or annual reports on Form 10-K;

                                 (2) in connection with our option to purchase
                                     the debentures, the period commencing on the date we call the debentures for redemption and ending on the redemption date;

                                 (3) in connection with any Fundamental Change,
                                     the period commencing on the date we send a Fundamental Change purchase notice and ending on the Fundamental Change purchase date, unless we elect to pay all conversions during this period in cash; and

                                 (4) in connection with conversions upon
                                     specified corporate transactions, the
                                     period commencing on the date we send
                                     notice of such transaction and ending on the earlier of the business day following the ex-dividend date for such transaction or our public announcement that such transaction will not take place, unless we elect to pay all conversions during this period in cash.

                                 If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the debentures. See "Registration Rights."

Use of Proceeds...............   We will not receive any proceeds from the sale
                                 by selling securityholders of the debentures or shares of common stock issuable upon conversion of the debentures.

Trustee, Paying Agent and
Conversion Agent..............   JPMorgan Chase Bank.

Risk Factors..................   You should consider carefully all of the
                                 information set forth and incorporated by reference in this prospectus, including the specific factors set forth under "Risk Factors" beginning on page 6, before deciding whether to invest in the debentures.

Governing Law.................   The indenture and the debentures are governed
                                 by and construed in accordance with the laws of the State of New York.

Book-Entry Form...............   The debentures were issued in book-entry form
                                 and are represented by permanent global
                                 certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.
                                 Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in certain circumstances.

Trading.......................   The debentures are not listed on any securities
                                 exchange or included in any automated quotation system. No assurance can be given as to the development or liquidity of any trading market for the debentures. Our common stock is listed on the New York Stock Exchange under the symbol
                                 "WYE."

                                  RISK FACTORS

     Before purchasing the debentures you should carefully consider the following risk factors, the other information contained in this prospectus and the information incorporated by reference herein in order to evaluate an investment in the debentures.

RISK RELATED TO THE DEBENTURES

  AN ACTIVE TRADING MARKET FOR THE DEBENTURES MAY NOT DEVELOP.

     The debentures are a new issue of securities with no established trading market and will not be listed on any securities exchange. Each of the initial purchasers has informed us that it intends to make a market in the debentures. However, the initial purchasers are not obligated to do so and may cease their market-making at any time. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of the effectiveness of a shelf registration statement, of which this prospectus is a part, or any post-effective amendment. Although we are required to use our reasonable efforts to have the shelf registration statement declared effective by the SEC, we cannot assure you that an active trading market for the debentures will develop. If an active trading market does not develop, the market price and liquidity of the debentures may be adversely affected.

  THE PRICE OF OUR COMMON STOCK, AND THEREFORE THE PRICE OF THE DEBENTURES, MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY MAKE IT DIFFICULT FOR HOLDERS TO RESELL THE DEBENTURES OR THE SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES WHEN DESIRED OR AT ATTRACTIVE PRICES.

     We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include the factors discussed under "Forward-Looking Information May Prove Inaccurate."

     In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of our common stock and the debentures.

  THE TRADING PRICES FOR THE DEBENTURES WILL BE DIRECTLY AFFECTED BY THE TRADING PRICE OF OUR COMMON STOCK AND COULD BE AFFECTED BY HEDGING ACTIVITY BY INVESTORS IN THE DEBENTURES.

     We expect that the trading price of the debentures in the secondary market will be significantly affected by the trading price of our common stock, the general level of interest rates and our credit quality. This may result in greater volatility in the trading prices of the debentures than would be expected for non-convertible debt securities.

     It is impossible to predict whether the price of our common stock or interest rates will rise or fall. The trading price of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

     In addition to the factors described above, the price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of the issuance of the debentures. The hedging or arbitrage could, in turn, affect the trading price of the debentures.

  THE CONDITIONAL CONVERSION FEATURE OF THE DEBENTURES COULD RESULT IN YOU RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A DEBENTURE WOULD OTHERWISE BE CONVERTIBLE.

     The debentures are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE DEBENTURES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE EVENT, AS REQUIRED BY THE INDENTURE GOVERNING THE DEBENTURES.

     On July 15, 2009, January 15, 2014 and January 15, 2019, holders of the debentures may require us to purchase their debentures for cash. In addition, holders of the debentures also may require us to purchase their debentures upon a Fundamental Change as described under "Description of the Debentures -- Fundamental Change Requires Purchase of Debentures by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default under, and result in the acceleration of the maturity of, our other indebtedness under another indenture or credit facility or other indebtedness that we may incur in the future. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the debentures tendered by holders. Failure by us to purchase the debentures when required will result in an event of default with respect to the debentures.

  IF WE INCREASE THE CASH DIVIDEND ON OUR COMMON STOCK, YOU MAY BE DEEMED TO HAVE RECEIVED A TAXABLE DIVIDEND WITHOUT THE RECEIPT OF ANY CASH.

     If we increase the cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in "Certain U.S. Federal Income Tax Consequences"), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Certain U.S. Federal Income Tax Consequences."

  IF YOU HOLD DEBENTURES, YOU WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your debentures. For example, in the event that an amendment is proposed to our Restated Certificate of Incorporation or Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

  CONVERSION OF THE DEBENTURES WILL DILUTE THE OWNERSHIP INTEREST OF EXISTING STOCKHOLDERS, INCLUDING HOLDERS WHO HAD PREVIOUSLY CONVERTED THEIR DEBENTURES.

     The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.

  WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

     We are not restricted from issuing additional common stock during the life of the debentures and have no obligation to consider the interests of the holders of the debentures for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the debentures.

  THE CONVERSION RATE OF THE DEBENTURES WILL NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS.

     The conversion rate of the debentures is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under "Description of the Debentures -- Conversion Rights -- Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.

  WE MAY ISSUE PREFERRED STOCK WHOSE TERMS COULD ADVERSELY AFFECT THE VOTING POWER OR VALUE OF OUR COMMON STOCK.

     Our Restated Certificate of Incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock which the debentures are convertible into thereby adversely affecting the value of the debentures. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock which the debentures are convertible into, thereby adversely affecting the value of the debentures.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling securityholders of the debentures or the shares of common stock issuable upon conversion of the debentures offered by this prospectus.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol "WYE." The following table sets forth on a per share basis the high and low intra-day sale prices on the NYSE for our common stock for the periods indicated.

                                                              COMMON STOCK
                                                                  PRICE
                                                              -------------
                                                              HIGH     LOW
                                                              -----   -----
YEAR ENDED 2002:
First Quarter...............................................  66.51   60.48
Second Quarter..............................................  66.49   49.00
Third Quarter...............................................  52.24   28.25
Fourth Quarter..............................................  39.39   31.25
YEAR ENDED 2003:
First Quarter...............................................  40.00   32.75
Second Quarter..............................................  49.95   34.46
Third Quarter...............................................  49.29   41.32
Fourth Quarter..............................................  48.32   36.81
YEAR ENDING 2004:
First Quarter (through February 2, 2004)....................  44.70   39.51

     The reported last sale price of our common stock on February 2, 2004 on the NYSE was $41.16 per share. As of November 28, 2003, there were approximately 58,305 holders of record of our common stock.

                                DIVIDEND POLICY

     We have paid cash dividends on our common stock without interruption since 1950. We paid a quarterly dividend of $0.23 per share in each of 2001, 2002 and 2003. On January 27, 2004, we announced a quarterly cash dividend on our common stock of $0.23 per share, payable on March 1, 2004 to shareholders of record on February 13, 2004. Future dividends will be declared at the discretion of our board of directors and will depend upon our future earnings, financial condition and other factors affecting dividend policy.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our consolidated ratio of earnings to fixed charges for each of the five most recent fiscal years ended on December 31 and for the nine months ended September 30, 2002 and September 30, 2003.

                                                                              NINE MONTHS
                                                                                 ENDED
                                        FISCAL YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                     ------------------------------------    --------------
                                     1998    1999    2000    2001    2002    2002     2003
                                     ----    ----    ----    ----    ----    -----    -----
Ratio of earnings to fixed
  charges..........................  9.3      *       *      7.2     15.0    12.9      8.7

---------------

* The results of operations for the years ended December 31, 1999 and 2000 were inadequate to cover total fixed charges as defined. The coverage deficiencies for the years ended December 31, 1999 and 2000 were $1,892,692,000 and $1,171,633,000, respectively.

     For the purposes of the table above, earnings are defined as income (loss) from continuing operations before income taxes, less equity earnings and capitalized interest, plus fixed charges, distributed income of equity investees, minority interests and amortization of capitalized interest. Fixed charges include interest expense on all debt, amortization of deferred debt issuance costs, capitalized interest and the portion of rental expense on operating leases attributable to interest.

                            SELECTED FINANCIAL DATA

     The following table presents selected financial data of Wyeth and its subsidiaries for the periods specified.

                                                                                                       NINE MONTHS ENDED
                                               FISCAL YEARS ENDED DECEMBER 31,                           SEPTEMBER 30,
                             -------------------------------------------------------------------   -------------------------
                                1998          1999          2000          2001          2002          2002          2003
                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                       ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF NET REVENUE AND
  EARNINGS
Net revenue(1)(2)..........  $11,101,100   $11,695,061   $13,081,334   $13,983,745   $14,584,035   $10,770,041   $11,517,222
Income (loss) from
  continuing
  operations(2)(3)(5)......    2,152,344    (1,207,243)     (901,040)    2,285,294     4,447,205     2,873,178     1,715,929
Diluted earnings (loss) per
  share from continuing
  operations(2)(3)(4)......         1.61         (0.92)        (0.69)         1.72          3.33          2.15          1.29
Dividends per common
  share....................         0.87         0.905          0.92          0.92          0.92          0.69          0.69
FINANCIAL POSITION
Current assets(2)(7).......  $10,698,188   $12,384,778   $10,180,811   $ 9,766,753   $11,595,852   $13,934,817   $12,172,005
Current
  liabilities(2)(5)........    3,478,119     6,480,383     9,742,059     7,257,181     5,475,659     8,327,616     7,567,970
Ratio of current assets to
  current
  liabilities(2)(5)(7).....         3.08          1.91          1.05          1.35          2.12          1.67          1.61
Total assets(2)(7).........  $20,224,231   $23,123,756   $21,092,466   $22,967,922   $25,994,949   $27,628,134   $28,241,381
Long-term debt(2)(6).......    3,839,402     3,606,423     2,394,790     7,357,277     7,546,041     7,557,786     6,629,285
Average stockholders'
  equity(5)................    8,895,024     7,914,772     4,516,420     3,445,333     6,114,243            --            --
STOCKHOLDERS -- OUTSTANDING
  SHARES
Number of common
  stockholders.............       65,124        62,482        58,355        64,698        61,668            --            --
Weighted average common
  shares outstanding used
  for diluted earnings per
  share calculation (in
  thousands)(4)............    1,336,641     1,308,876     1,306,474     1,330,809     1,334,127     1,335,298     1,335,315
EMPLOYMENT DATA(2)
Number of employees at year
  end......................       47,446        46,815        48,036        52,289        52,762            --            --
Wages and salaries.........  $ 2,175,517   $ 2,032,431   $ 2,264,258   $ 2,536,220   $ 2,792,379            --            --
Benefits (including social
  security taxes)..........      577,930       593,222       602,816       691,018       842,177            --            --

---------------

(1) We adopted new authoritative accounting guidance as of January 1, 2002 reflecting the cost of certain vendor considerations (i.e., cooperative advertising payments) as reductions of revenues instead of selling and marketing expenses. Net revenue for all prior periods presented has been reclassified to comply with the income statement classification requirements of the new guidelines.

(2) As a result of the sale of the Cyanamid Agricultural Products business on June 30, 2000, amounts for the years 1998 and 1999 were restated to reflect this business as a discontinued operation with the net assets of the discontinued business held for sale related to the Cyanamid Agricultural Products business included in current assets.

(3) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this prospectus for discussion of gains related to Immunex/Amgen common stock transactions, termination fee, litigation charges, goodwill impairment and special charges for nine months ended September 30, 2003 and 2002, and the years ended December 31, 2002, 2001 and 2000.

(4) The weighted average common shares outstanding for diluted loss per share for 2000 and 1999 did not include common stock equivalents, as the effect would have been antidilutive.

(5) As a result of the charges of $2,000,000, $1,400,000, $950,000, $7,500,000 and $4,750,000 in 2003, 2002, 2001, 2000 and 1999, respectively, related to the litigation brought against us regarding the use of the diet drugs REDUX or PONDIMIN, current liabilities increased substantially in 2000 and 1999 compared to the prior year, and the ratio of current assets to current liabilities and average stockholders' equity decreased substantially in 2000 and 1999 compared to the prior year.

(6) In the 2001 first quarter, we obtained a new $3,000,000 credit facility to support increased commercial paper borrowings and issued $3,000,000 of senior notes. In the 2003 first quarter, the $3,000,000 credit facility terminated and we entered into new credit facilities totaling $2,700,000. Also, in the 2003 first quarter, we issued $1,800,000 of senior notes. The proceeds from these borrowings have been used for our general corporate and working capital requirements, including payments related to the REDUX and PONDIMIN diet drug litigation.

(7) On July 15, 2002, upon completion of Amgen Inc.'s acquisition of Immunex, we received 98,286,358 shares of Amgen common stock in exchange for the 223,378,088 shares of Immunex common stock we held as of July 15, 2002. At September 30, 2002, we classified a portion of our investment that could be sold during the next year as available-for-sale securities within current assets. The value of these 80,000,000 shares was $3,336,000 as of September 30, 2002. The remaining 18,286,358 shares were valued at $412,700 as of September 30, 2002, and were recorded in other assets including deferred taxes because such shares were then restricted from being sold within the next year. In the 2002 fourth quarter, we obtained the consent of Amgen to remove this restriction; as such, we sold 67,050,400 shares during the 2002 fourth quarter. As of December 31, 2002, the remaining 31,235,958 shares were valued at $1,509,947. We completed the sales of our remaining shares in the 2003 first quarter.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the debentures is only a summary and is not intended to be comprehensive. For purposes of this "Description of the Debentures," the terms "Wyeth," "we," "our," "ours" and "us" refer only to Wyeth and not to any of our subsidiaries.

GENERAL

     We issued the debentures on December 16, 2003 under a supplement to an indenture dated as of April 10, 1992, as amended on October 13, 1992, between the Company and JPMorgan Chase Bank, as trustee. Copies of the supplement and the indenture, which we collectively refer to as the indenture, have been filed as exhibits to the shelf registration statement, of which this prospectus is a part.

     The debentures are limited to $1,020.0 million in aggregate principal amount. The debentures were issued in registered form without coupons only in denominations of $1,000 principal amount and integral multiples of $1,000. We use the term "debenture" in this prospectus to refer to each $1,000 principal amount of debentures. The debentures mature on January 15, 2024.

     The debentures bear interest at an annual rate equal to 6-month LIBOR, reset semiannually, minus 0.50% (but never less than 0%) on the principal amount from December 16, 2003, or from the most recent date to which interest has been paid or provided for. The interest rate for the initial interest period, which commenced on December 16, 2003 and ends on July 14, 2004, will be 0.73625% per annum. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, each an interest payment date, beginning July 15, 2004, to the person in whose name a debenture is registered at the close of business on the January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date, each of which we refer to as a record date. Interest on the debentures will be calculated on the basis of a 360-day year using the actual number of days elapsed during an interest period. If any date on which interest is payable is not a business day, other than the interest payment date that is the date of maturity, a redemption date or a purchase date, we will pay interest on the next business day (without any interest or other payment due on the delay), except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day. If the maturity date or any redemption date or purchase date (including upon the occurrence of a Fundamental Change, as described below) for the debentures falls on a day that is not a business day, we will pay the interest and principal payable on the next business day (without any interest or other payment due on the delay).

     The term "business day," when used with respect to any place of payment for the debentures or the determination of LIBOR reset date as described below under "6-month LIBOR", means a day other than a Saturday or a Sunday, a legal holiday or a day on which banking institutions or trust companies in that place of payment are authorized or obligated by law to close; provided that such day is also a London banking day as defined below.

     In addition, we will pay additional interest on the debentures under the circumstances described below under "Registration Rights."

     Interest payments on the debentures will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

     Holders may present debentures for conversion at the office of the conversion agent and may present debentures for exchange or for registration of transfer at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York. We will not charge a service charge for any exchange or registration of transfer of debentures. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee serves as the initial conversion agent, paying agent and registrar for the debentures. At any time, we may designate additional paying agents. However, at all times we will be required to maintain a paying agent for the debentures in the Borough of Manhattan, The City of New York.

     Any monies deposited with the trustee or any paying agent or then held by us in trust for the payment of principal and interest (including additional interest, if any) on the debentures that remain unclaimed for two years after the date the payments became due and payable, shall, at our request, be repaid to us or released from trust, as applicable, and the holders of the debentures shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

6-MONTH LIBOR

     The annual rate of interest payable on the debentures will be reset on each interest payment date, which we also refer to as a LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day, unless that business day falls in the next succeeding calendar month, in which case that LIBOR reset date will be the immediately preceding business day.

     We will determine 6-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.

     "6-month LIBOR" means:

          (a) the rate for six-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 AM, London time, on the LIBOR determination date,

          (b) if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by us as the arithmetic mean of at least two offered quotations obtained by us after requesting the principal London offices of each of four major reference banks in the London interbank market to provide us with its offered quotation for deposits in United States dollars for the period of six months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 AM, London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time,

          (c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by us as the arithmetic mean of the rates quoted at approximately 11:00 AM, New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by us for loans in United States dollars to leading European banks for a period of six months, commencing on the related LIBOR reset date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time or

          (d) if the banks so selected by us are not quoting as mentioned in clause (c), 6-month LIBOR in effect on the preceding LIBOR determination date.

     "Moneyline Telerate Page 3750" means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

     "London banking day" means a day on which commercial banks are open for business, including dealings in United States dollars in London.

RANKING

     The debentures are our direct, unsecured and unsubordinated obligations. The debentures rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. In addition, the debentures effectively rank junior to any secured indebtedness that we may incur to the extent of the assets securing such indebtedness. We currently conduct substantially all of our operations through Wyeth. However, to the extent we conduct operations, now or in the future, through subsidiaries, creditors of those subsidiaries, including trade creditors and secured creditors, will generally have claims to the assets of our subsidiaries that are superior to the claims of our creditors, including holders of the debentures.

CONVERSION RIGHTS

     Subject to the conditions and during the periods and under the circumstances described below, holders may convert their debentures into shares of our common stock initially at a conversion rate of 16.559 shares of common stock per debenture at any time by giving notice on the business day prior to the close of business on January 15, 2024. The conversion price as of any date of determination is a dollar amount (initially $60.39 per share of common stock) derived by dividing the principal amount of a $1,000 principal amount debenture by the conversion rate in effect on such date. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and are subject to adjustment as described below. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

     Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below.

     Except as otherwise described below, you will not receive any cash payment representing accrued and unpaid interest, including additional interest, upon conversion of a debenture and we will not adjust the conversion rate to account for the accrued and unpaid interest, including additional interest. Upon conversion we will deliver to you shares of our common stock or cash in lieu thereof, or a combination of the foregoing, and any cash payment to account for fractional shares ("conversion payment"), as described below. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion settlement date. Delivery of the conversion payment will be deemed to satisfy in full our obligation to pay any accrued and unpaid interest on a debenture, and no portion of any such accrued and unpaid interest will be canceled, extinguished or forfeited. The fair market value of the conversion payment will be treated as a payment, to the extent thereof, first, in exchange for any such accrued and unpaid interest and second, in exchange for the principal amount of the debenture.

     If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

     To convert your debenture you must do the following:

     - complete and manually sign the notice of conversion on the back of the debenture or facsimile of the notice of conversion and deliver this notice to the conversion agent,

     - surrender the debenture to the conversion agent,

     - if required by the conversion agent, furnish appropriate endorsements and transfer documents

     - if required, pay all transfer or similar taxes and

     - if required, pay funds equal to interest payable on the next interest payment date.

     If your interest is a beneficial interest in a global debenture, to convert you must comply with the last two requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global debenture. The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted, and you will be deemed a record holder of any shares of common stock deliverable upon conversion, immediately prior to the close of business on the conversion date. A certificate for the number of full shares of our common stock into which any debentures are converted, or cash in lieu thereof, or a combination of the foregoing, together with any cash payment for fractional shares, will be delivered through the conversion agent set forth below under "-- Payment Upon Conversion."

     If a holder has already delivered a purchase notice as described under either "-- Purchase of Debentures by Us at the Option of the Holder" or "-- Fundamental Change Requires Purchase of Debentures by Us at the Option of the Holder" with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice in accordance with the indenture, and if your interest is a beneficial interest in a global debenture, the holder has complied with DTC's procedures.

     Holders of debentures at the close of business on a record date will receive payment of interest, payable on the corresponding interest payment date, notwithstanding the conversion of such debentures at any time after the close of business on such record date. Debentures surrendered for conversion by a holder during the period from the close of business on any record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the debentures; provided, however, that no such payment need be made if (1) we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, (2) we have specified a purchase date following a Fundamental Change that is during such period or (3) any overdue interest exists at the time of conversion with respect to such debentures, to the extent of such overdue interest.

  PAYMENT UPON CONVERSION

     Conversion on or Prior to the Final Notice Date. In the event that we receive your notice of conversion on or prior to the day that is 20 days prior to maturity or, with respect to debentures we have called for redemption, on or prior to the date that is 20 days prior to the applicable redemption date (the "final notice date"), the following procedures will apply:

     If we choose to satisfy all or any portion of our obligation (the "conversion obligation") in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion ("cash settlement notice period"). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period ("conversion retraction period"); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the "cash settlement averaging period").

     If we choose to satisfy the entire conversion obligation in shares, then settlement will occur on the conversion date.

     Settlement amounts will be computed as follows:

     - If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the applicable conversion rate.

     - If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

      - a number equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the conversion rate and

      - the average of the last reported sale prices of our common stock during the cash settlement averaging period.

     - If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount ("cash amount") and a number of shares, for each $1,000 principal amount of debenture, equal to the applicable conversion rate, minus the number of shares equal to the cash amount divided by the average of the last reported sale prices of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero.

     Conversion After the Final Notice Date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, if we choose to satisfy all or any portion of the conversion obligation in cash, we will send a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "-- Conversion on or Prior to the Final Notice Date" except that the "cash settlement averaging period" shall be the 10 trading day period beginning on the day after receipt of your notice of conversion (or in the event we receive your notice of conversion on the business day prior to the maturity date, the 10 trading day period beginning on the day after the maturity date). Settlement will occur on the business day following the final day of such cash settlement averaging period. If we do not elect to satisfy all or any portion of the conversion obligation in cash, settlement will occur on the conversion date.

     Conversion After Irrevocable Election to Pay Principal in Cash. At any time prior to maturity, we may irrevocably elect in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. After making such an election, we still may satisfy our conversion obligation to the extent it exceeds the principal amount in cash or common stock or a combination of cash and common stock. If we choose to satisfy all or a portion of the remainder of our conversion obligation in cash, we will provide notice of our election in the same manner as set forth above under either "-- Conversion on or Prior to the Final Notice Date" or "-- Conversion After to the Final Notice Date," whichever is applicable. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under "-- Conversion on or Prior to the Final Notice Date" and "-- Conversion After the Final Notice Date," as applicable. If we choose to satisfy all of the remainder of our conversion obligation in common stock, your notice of conversion will not be retractable as set forth above under "-- Conversion on or Prior to the Final Notice Date" and "-- Conversion After the Final Notice Date."

     "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, on the principal other market on which our common stock is then traded.

     The "last reported sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Market on the relevant date, the "last reported sale price" will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "last reported sale price" will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

  CONDITIONS TO CONVERSION

     Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity only under the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the debentures into our common stock, see "Certain U.S. Federal Income Tax Consequences."

     Conversion Upon Satisfaction of Sale Price Condition. A holder may surrender any of its debentures for conversion into shares of our common stock:

     - in any calendar quarter commencing after March 31, 2004 and prior to December 31, 2022 (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 130% of the applicable conversion price as of the last day of such previous calendar quarter (initially 130% of $60.39, or $78.51, which we refer to as the conversion trigger price) and

     - at any time after December 31, 2022 and prior to maturity, if the last reported sale price of our common stock is greater than or equal to the conversion trigger price on any day after December 31, 2022.

     Conversion Upon Redemption. If we elect to redeem the debentures, holders may convert debentures into our common stock at any time after we call the debenture for redemption and prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time.

     Conversion Upon Specified Corporate Transactions.  If we elect to:

     - distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution or

     - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the debentures at least 20 business days prior to the ex-dividend time for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend time or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The "ex-dividend time" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such transaction constitutes a Fundamental Change, until the applicable Fundamental Change purchase date) even if the debentures are not otherwise convertible at such time. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Fundamental Change Requires Purchase of Debentures by Us at the Option of the Holder."

     Conversion Upon Credit Ratings Event. A holder may convert debentures into our common stock during any period in which the credit rating assigned to the debentures by either Moody's or S&P is lower than Baa3 or BBB-, respectively, or the debentures are no longer rated by at least one of S&P or Moody's.

  CONVERSION RATE ADJUSTMENTS

     The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

          (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock,

          (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 45 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants,

          (3) subdivisions or combinations of our common stock,

          (4) distributions to all holders of our common stock of our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clause (1) or (2) above and (B) any dividend or distribution paid exclusively in cash), in which event the conversion rate will be adjusted by multiplying:

        - the conversion rate by

        - a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, except as described in the following paragraph, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

          In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average of the last reported sales prices of those securities for each of the 10 trading days commencing on and including the fifth trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

          (5) distributions by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock (i) in any quarter does not exceed $0.23 and (ii) in any calendar year does not exceed $0.92 (each such number, the "dividend threshold amount") (the dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate pursuant to this clause (5)), in which event the conversion rate will be adjusted by multiplying:

        - the conversion rate by

        - a fraction, the numerator of which will be the current market price of our common stock and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend increase (as determined below) or distribution.

          If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly or annual dividend, the adjustment would be based, without duplication, upon the amount by which the distribution exceeds the dividend threshold amount (the dividend increase). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly or annual dividend, the adjustment would be based upon the full amount of the distribution.

          (6) a payment by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock (other than offers not subject to Rule 13e-4 under the Exchange Act) to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, in which event the conversion rate will be adjusted by multiplying:

        - the conversion rate by

        - a fraction, the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the last reported sale price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

     To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, the holder will receive (except to the extent we settle our conversion obligation in cash), in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock prior to the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock our assets, debt securities, shares of our capital stock or rights or warrants to purchase our securities as described in clause (4) above.

     In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures at least 15 days notice of such an increase in the conversion rate.

     As used in this prospectus, "current market price" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the indenture.

     The applicable conversion rate will not be adjusted:

     - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan,

     - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries,

     - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued,

     - for a change in the par value of the common stock or

     - for accrued and unpaid interest, including additional interest, if any.

     Adjustments to the applicable conversation rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 0.50% of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than 0.50%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     In the event of:

     - a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate or

     - an increase in the conversion rate at our discretion,

     the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of debentures in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Certain U.S. Federal Income Tax Consequences -- Consequences to U.S. Holders -- Constructive Distributions" and "-- Consequences to Non-U.S. Holders -- Dividends and Constructive Dividends."

OPTIONAL REDEMPTION

     No sinking fund is provided for the debentures. Prior to July 20, 2009, the debentures are not redeemable. On or after July 20, 2009, we may redeem for cash all or part of the debentures at any time, upon not less than 20 nor more than 60 days notice before the redemption date by mail to the trustee, the paying agent and each holder of debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest, including additional interest, if any, to the redemption date.

     If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

     If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to issue, register the transfer of or exchange any debenture during a period of 15 days before the mailing of the redemption notice.

PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

     Holders have the right to require us to purchase all or a portion of the debentures on July 15, 2009, January 15, 2014 and January 15, 2019 (each, a "purchase date"). Any debentures purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related debentures. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, as described in the "Risk Factors" section of this prospectus under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures," we may not have funds sufficient to purchase the debentures when we are required to do so. Our failure to purchase the debentures when we are required to do so will constitute an event of default under the indenture with respect to the debentures. If a holder has delivered a purchase notice as described herein with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice as set forth below.

     The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest, including additional interest, if any, to such purchase date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see "Certain U.S. Federal Income Tax Consequences."

     On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

     - the purchase price,

     - the name and address of the paying agent and the conversion agent,

     - the conversion rate and any adjustments to the conversion rate,

     - the debentures with respect to which a purchase notice has been given by the holder may be converted only if the holder withdraws the purchase notice in accordance with the terms of the indenture, and

     - the procedures that holders must follow to require us to purchase their debentures.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our web site or through such other public medium as we may use at that time.

     A notice electing to require us to purchase your debentures must state:

     - if certificated debentures have been issued, the certificate numbers of the debentures,

     - the portion of the principal amount of debentures to be purchased, in integral multiples of $1,000, and

     - that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

We may not purchase any debentures at the option of holders if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded.

     You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn debentures,

     - if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, and

     - the principal amount, if any, that remains subject to the purchase notice.

If the debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

     You must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date and the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the debentures on the business day following the purchase date, then:

     - the debentures will cease to be outstanding and interest, including additional interest, will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to) the paying agent, and

     - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the debentures).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

     If a Fundamental Change (as defined below in this section) occurs at any time prior to maturity, holders will have the right, at their option, to require us to purchase any or all of their debentures for cash, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to the principal amount of the debentures to be purchased plus accrued and unpaid interest, including additional interest, if any, to but excluding the Fundamental Change purchase date, unless such Fundamental Change purchase date falls after a record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see "Certain U.S. Federal Income Tax Consequences." If a holder has delivered a purchase notice as described herein with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the purchase notice as set forth below.

     A "Fundamental Change" will be deemed to have occurred at any time after the debentures are originally issued that any of the following occurs:

          (1) our common stock or other common stock into which the debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

          (2) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors,

          (3) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change or

          (4) continuing directors (as defined below in this section) cease to constitute at least a majority of our board of directors.

     A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

          (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures in effect immediately before the Fundamental Change or the public announcement thereof, as the case may be, or

          (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

     For purposes of the above paragraph the term capital stock of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

     "Continuing director" means a director who either was a member of our board of directors on the date that the debentures were originally issued or who becomes a member of our board of directors subsequent to that date and whose appointment, election (or re-election) or nomination (or re-nomination) for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

     On or before the 30th day after the occurrence of a Fundamental Change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

     - the events causing a Fundamental Change,

     - the date of the Fundamental Change,

     - the last date on which a holder may exercise the purchase right,

     - the Fundamental Change purchase price,

     - the Fundamental Change purchase date,

     - the name and address of the paying agent and the conversion agent,

     - the applicable conversion rate and any adjustments to the applicable conversion rate,

     - the debentures with respect to which a Fundamental Change purchase notice has been given by the holder may be converted only if the holder withdraws the Fundamental Change purchase notice in accordance with the terms of the indenture, and

     - the procedures that holders must follow to require us to purchase their debentures.

     In connection with providing such notice, we will issue a press release and publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our web site or through such other public media as we may use at the time.

     To exercise the purchase right, holders must deliver, before the close of business on the business day immediately preceding the Fundamental Change purchase date, the debentures to be purchased, duly endorsed for transfer, together with the form entitled "Form of Fundamental Change Purchase Notice" duly completed, to the paying agent. Their purchase notice must state:

     - if certificated, the certificate numbers of their debentures to be delivered for purchase,

     - the portion of the principal amount of debentures to be purchased, which must be $1,000 or an integral multiple thereof, and

     - that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures and the indenture.

If the debentures are not in certificated form, the purchase notice must comply with appropriate DTC procedures.

     Holders may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

     - the principal amount of the withdrawn debentures,

     - if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, and

     - the principal amount, if any, that remains subject to the purchase notice.

If the debentures are not in certificated form, the withdrawal notice must comply with appropriate DTC procedures.

     We will be required to purchase the debentures no less than 20 and no more than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law. You must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. Holders will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the debentures on the business day following the Fundamental Change purchase date, then:

     - the debentures will cease to be outstanding and interest, including additional interest, if any, will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent), and

     - all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price upon delivery or transfer of the debentures).

     The rights of the holders to require us to purchase their debentures upon a Fundamental Change could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by certain of the initial purchasers. The terms of the Fundamental Change purchase feature resulted from negotiations between the initial purchasers and us.

     The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the debentures upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     No debentures may be purchased at the option of holders upon a Fundamental Change if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded.

     The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of the consolidated assets of us and our subsidiaries, taken as a whole. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price or we may be prohibited from doing so under the terms of our then-existing indebtedness. See "Risk Factors" under the caption "Risks Related to the Debentures -- We may not have the ability to raise the funds necessary to purchase the debentures upon a Fundamental Change or other purchase date, as required by the indenture governing the debentures." Our failure to purchase the debentures when required following a Fundamental Change will constitute an event of default under the indenture with respect to the debentures. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

RESTRICTIVE COVENANTS

     We will be subject to the following negative covenants with respect to the debentures only during the time when we are subject to these negative covenants with respect to the three tranches of senior notes issued on the same day as the debentures. We refer to the termination of our obligations under these covenants as a "covenant termination event."

     Limitation on Liens. The indenture provides that the Company will not create or assume, or permit any Restricted Subsidiary (as defined below) to create or assume, any mortgage, pledge, security interest or lien ("Mortgage") of or upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary, unless the debentures are secured by such a Mortgage equally and ratably with all other indebtedness thereby secured. Such covenant does not apply to:

          (a) Mortgages on any Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (b) Mortgages on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the indenture which are created or assumed contemporaneously with such acquisition, construction or improvement or within 120 days after the latest of the acquisition, completion of construction (including any improvement on any existing property) or commencement of commercial operation of such property;

          (c) Mortgages on any Principal Property or shares of stock or indebtedness acquired from a corporation merged with or into the Company or a Restricted Subsidiary;

          (d) Mortgages on any Principal Property to secure indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (e) Mortgages on any Principal Property in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico or any political subdivisions thereof to secure progress or other payments or to secure indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property (including Mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings);

          (f) Mortgages existing on the date of the indenture; and

          (g) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (f), inclusive.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the debentures, create or assume Mortgages (which would otherwise be subject to the foregoing restrictions) securing indebtedness in an aggregate amount which, together with all other Exempted Debt (as defined) of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company's consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets).

     Sale and Lease-Back Transactions. The indenture provides that Sale and Lease-Back Transactions (as defined) by the Company or any Restricted Subsidiary of any Principal Property are prohibited except in the event that (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property to be leased equal in amount to the Attributable Debt (as defined) with respect to such Sale and Lease-Back Transaction without equally or ratably securing the debentures; or (b) the Company applies an amount equal to the fair value of the property sold to the purchase of Principal Property or to the retirement of Long-Term Indebtedness (as defined) of the Company within 120 days of the effective date of any such Sale and Lease-Back Transaction. In lieu of applying such amount to such retirement the Company may deliver debentures to the trustee for cancellation, such debentures to be credited at the cost thereof to the Company.

     Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Debt resulting from such Sale and Lease-Back Transaction, together with all other Exempted Debt (as defined) of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company's consolidated net tangible assets.

     The term "Principal Property" means the Company's principal office building and each manufacturing plant or research facility located within the territorial limits of the States of the United States of America or The Commonwealth of Puerto Rico (but not within any other territorial possession) of the Company or a Subsidiary except such as the Board of Directors by resolution reasonably determines (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its consolidated Subsidiaries taken as a whole) not to be a Principal Property.

     The term "Subsidiary" means any corporation the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation are at the time owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, other than a Subsidiary which is engaged primarily in financing receivables, making loans, extending credit, providing financing from foreign sources or other activities of a character conducted by a finance company. The term "Restricted Subsidiary" means any Subsidiary which owns a Principal Property.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with, merge into, or sell or convey its property and assets substantially as an entirety to another entity unless (i) the successor entity assumes all of our obligations under the indenture and the debentures,
(ii) after giving effect thereto, no default or Event of Default shall have occurred and be continuing, (iii) such successor entity shall be incorporated under the laws of the United States or any State and (iv) we have delivered to the trustee an officers' certificate and a legal opinion confirming that we have complied with the indenture. Thereafter, except in the case of a conveyance by way of lease, all such obligations of ours shall terminate. The indenture further provides that we will not, and will not permit any Restricted Subsidiary to, merge or consolidate with another corporation, or sell all or substantially all of its assets to another corporation for a consideration other than the fair value thereof in cash, if such other corporation has outstanding obligations secured by a mortgage which, after such transaction, would extend to any Principal Property owned by us or such Restricted Subsidiary prior to such transaction, unless we or such Restricted Subsidiary shall have effectively provided that the debentures will be secured by a mortgage which, upon completion of the aforesaid transaction, will rank prior to such mortgage of such other corporation on any Principal Property; provided, that this sentence will cease to apply if a covenant termination event occurs.

     If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Fundamental Change Requires Purchase of Debentures by Us at the Option of the Holder."

     Certain of these transactions could constitute a Fundamental Change (as defined above) permitting each holder to require us to purchase the debentures of such holder as described above.

     The provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debentures.

EVENTS OF DEFAULT

     An Event of Default is defined under the indenture as being:

          (a) default in payment of any principal of the debentures, either at maturity, upon any redemption or repurchase, by declaration or otherwise;

          (b) failure to deliver our common stock, or cash in lieu thereof, or a combination of the foregoing, upon conversion of any debenture and such failure continues for 10 days following the scheduled settlement date for such conversion;

          (c) default for 30 days in payment of any interest on any debentures;

          (d) default for 90 days after written notice in the observance or performance of any other covenant or agreement in the debentures or the indenture;

          (e) certain events of bankruptcy, insolvency or reorganization; and

          (f) failure to provide notice of a Fundamental Change for 10 days after written notice from the trustee or the holders of not less than 25% in principal amount of the debentures.

     The indenture provides that (i) if an Event of Default described in the foregoing clauses (a), (b), (c), (d) or (f) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debentures then outstanding may then declare the principal of all debentures and interest accrued thereon to be due and payable immediately; and
(ii) if an Event of Default described in the foregoing clause (e) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all series of debt securities then outstanding under the base indenture may declare the principal of all debentures and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the debentures of all such affected series then outstanding.

     Subject to certain limitations, the holders of a majority in principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

     The indenture provides that no holder of debentures may institute any action under the indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the debentures then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debentures.

     The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

     A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross default under our credit facilities or other indebtedness we may incur in the future.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The indenture will generally cease to be of any further effect with respect to the debentures, if:

     - we have delivered to the trustee for cancellation all outstanding debentures (with certain limited exceptions) or

     - all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any purchase date (including upon the occurrence of a Fundamental Change), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount (including our common stock, as applicable) sufficient to pay all of the outstanding debentures,

     - and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The debentures will not be subject to any defeasance provisions under the indenture.

MODIFICATION AND WAIVER

     The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of the debentures to:

          (a) secure any debentures;

          (b) evidence the assumption by a successor corporation of the obligations of ours;

          (c) add covenants for the protection of the holders of debentures;

          (d) cure any ambiguity or correct any inconsistency in the indenture or conform the indenture to the description of debentures in this prospectus; and

          (e) evidence the acceptance of appointment by a successor trustee.

     The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the debentures, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the debentures; provided that we and the trustee may not, without the consent of the holder of each outstanding debenture affected thereby,

          (a) extend the final maturity of the principal of the debentures or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable on the redemption or repurchase thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or impair the right to institute suit for the enforcement of any payment on any debenture when due;

          (b) make any change that adversely affects the right to convert the debentures or reduces the amount payable upon conversion;

          (c) reduce the aforesaid percentage in principal amount of debentures, the consent of the holders of which is required for any such modification; or

          (d) modify any of the foregoing provisions except to increase the aforesaid percentage or to provide that other provisions of the indenture may not be amended or waived without the consent of the holder of each outstanding debenture affected thereby.

CALCULATIONS IN RESPECT OF DEBENTURES

     We will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock, anti-dilution adjustments and the conversion rate of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of debentures upon the request of that holder.

BOOK-ENTRY SYSTEM

     The debentures are represented by one or more global securities. Each global security has been deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.

     Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the debentures represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the trustee, any paying agent or the security registrar for the debentures have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock or have us redeem or repurchase their interests pursuant to the indenture should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     Unless and until they are exchanged in whole or in part for debentures in certificated form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     If an event of default has occurred and is continuing and all principal and accrued interest in respect of the debentures have become immediately due and payable or DTC at any time is unwilling, unable or ineligible to continue as a depositary, and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for the global securities relating to the debentures. In addition, we may at any time and in our sole discretion determine not to have the debentures or portions of the debentures represented by one or more global securities and, in that event, we will notify the trustee and issue individual debentures in exchange for the global security or securities representing the debentures. Holders of beneficial interests in a global security may exchange such beneficial interests for debentures in a certificated form upon request in accordance with customary procedures. Debentures so issued in certificated form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Such debentures will be subject to certain restrictions on registration of transfers as described under "Transfer Restrictions" and will bear the legend set forth thereunder.

NOTICES

     Notices to holders of the notes will be published in authorized newspapers in the Borough of Manhattan, the City of New York and in London. It is expected that publication will be made in the City of New York in The Wall Street Journal and in London in the Financial Times. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

THE TRUSTEE

     JPMorgan Chase Bank is the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to the debentures.

GOVERNING LAW

     The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

                              REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchasers. In the registration rights agreement we agreed, for the benefit of the holders of the debentures and the shares of common stock issuable upon conversion of the debentures, which we refer to as the registrable securities, that we will, at our expense:

     - file with the SEC, within 90 days after the date the debentures are originally issued, a shelf registration statement, of which this prospectus is a part, covering resales of the registrable securities,

     - use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the debentures are originally issued and

     - use our reasonable efforts to keep effective the shelf registration statement during the periods referred to below until the earlier of (i) the date all registrable securities (excluding any shares of common stock issuable upon conversion of debentures so sold) have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any successor provision and (ii) the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision.

     The registration rights agreement permits us, if we possess material nonpublic information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole, to postpone for a reasonable period not to exceed 90 days without causing a registration default, our obligation to use reasonable efforts to cause the shelf registration statement to be declared effective within 180 days after the initial issuance of the debentures. We will provide notice to all holders of debentures if we do postpone the effective date of the shelf registration statement.

     Notwithstanding the foregoing, holders of registrable securities will only be entitled to sell such securities under the shelf registration statement during the following periods, which we refer to as window periods:

     - following the date the shelf registration statement is effective, the 20 calendar day period commencing on the date we are required to have filed any of our Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K. We anticipate those dates to be:

      - 40 days after the end of the fiscal quarters ended June 30, 2004 and September 30, 2004;

      - 60 days after the end of the fiscal years ended December 31, 2004 and December 31, 2005; and

      - 35 days after the end of the fiscal quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

     - in connection with our option to purchase the debentures, the period commencing on the date we call the debentures for redemption and ending on the redemption date;

     - in connection with any Fundamental Change, the period commencing on the date we send a Fundamental Change purchase notice and ending the Fundamental Change purchase date unless we elect to pay all conversions during this period in cash; and

     - in connection with conversions upon specified corporate transactions (see "Description of the Debentures -- Conditions to Conversion -- Conversion Upon Specified Corporate Transactions"), the period commencing on the date we send notice of such transaction and ending the earlier of the business day following the ex-dividend date for such transaction or our public announcement that such transaction will not take place unless we elect to pay all conversions during this period in cash.

     We may, upon written notice to holders of registrable securities, suspend the use of the shelf registration statement during any of the window periods described in the first bullet point above without causing a
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registration default. If we suspend the use of the shelf registration statement at any time during any of those window periods, we will make the shelf registration statement available for the sale of registrable securities as soon as possible for another 20 calendar day period. We will notify holders of registrable securities at least five calendar days in advance of the commencement of such 20 calendar day period.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

     - will be required to be named as a selling securityholder in the related prospectus,

     - may be required to deliver a prospectus to purchasers,

     - may be subject to certain civil liability provisions under the Securities Act in connection with those sales and

     - will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     Additional interest will accrue on the debentures if any of the following events occurs, which we call "registration defaults":

     - on or prior to the 90th day following the date the debentures were originally issued, a shelf registration statement, of which this prospectus is a part, has not been filed with the SEC,

     - on or prior to the 180th day following the date the debentures were originally issued, which we refer to as the "effectiveness target date," the shelf registration statement is not declared effective, subject to our right to postponement, as described above,

     - at any time after the effectiveness target date, the shelf registration statement ceases to be effective or fails to be useable during a window period, subject to our right to postponement or suspension, as described above, or

     - we fail to perform any of our obligations to file any amendment or supplement to the shelf registration statement and related prospectus by the date therein prescribed.

     If a registration default occurs, additional interest will accrue on any debentures that are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which the additional interest began to accrue.

     The rates at which additional interest will accrue will be as follows:

     - 0.25% of the principal amount per annum to and including the 90th day after the registration default, and

     - 0.50% of the principal amount per annum from and after the 91st day after the registration default.

     Additional interest will accrue until the earlier of the following:

     - the time the shelf registration statement becomes effective, and

     - the earlier of (i) the date all registrable securities have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any successor provision and (ii) the expiration of the holding period with respect to the registrable securities under Rule 144(k) under the Securities Act, or any successor provision.

     We agreed in the registration rights agreement to use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if the common stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the shares of common stock issuable upon conversion of the debentures to be quoted or listed on whichever market or exchange the common stock is then primarily traded, upon effectiveness of the shelf registration statement.
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     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which was filed as an exhibit to the shelf registration statement, of which this prospectus is a part.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our Restated Certificate of Incorporation authorizes the issuance of 2,405,000,000 shares of capital stock, of which 2,400,000,000 shares are common stock with a par value of $0.33 1/3 per share and 5,000,000 shares are preferred stock with a par value of $2.50 per share. As of the close of business on November 28, 2003, our outstanding capital stock consisted of 1,331,804,873 shares of common stock and 17,105 shares of convertible preferred stock issued and outstanding. The following summaries of certain provisions of our capital stock do not purport to be complete and are subject to, and qualified in their entirety by (i) the provisions of our Restated Certificate of Incorporation, including the Certificate of Designations pursuant to which any series of preferred stock may be issued, (ii) the By-laws; and (iii) the Delaware General Corporation Law.

COMMON STOCK

     Voting Rights. Each holder of common stock is entitled to one vote per share on all matters to be voted upon by stockholders of the Company, and do not have cumulative voting rights.

     Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose, subject to preferences that may be applicable to any outstanding preferred stock and any other provisions of our Restated Certificate of Incorporation.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock are entitled, after payment of the debts and other liabilities, and subject to the rights of holders of shares of preferred stock, to share in any distribution to the stockholders on a pro rata basis.

     Miscellaneous. All of the outstanding shares of our common stock are fully paid and non-assessable. Holders of common stock have no preemptive or other rights to subscribe for additional shares. No shares of common stock are subject to redemption or a sinking fund.

     Listing. The common stock is listed on the New York Stock Exchange under the symbol "WYE."

     Common Stock Available for Issuance. As of November 28, 2003, we had granted options under our stock incentive plans to purchase an aggregate of 133,789,213 shares of common stock (with options relating to 84,082,075 shares of common stock currently exercisable) and we had an aggregate of 615,780 shares of common stock that could be issued upon conversion of our convertible preferred stock into common stock. As of that date, we held 90,261,753 shares of common stock in treasury that could be used to satisfy our current obligations under the stock incentive plans and convertible preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

PREFERRED STOCK

     The Restated Certificate of Incorporation authorizes our Board of Directors to issue preferred stock from time to time in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $2.50 per share, and can determine the number of shares of each series, dividend rates, redemption prices, voting rights, preference and limitations of each series as well as any other special rights and protective provisions.

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

  CONVERTIBLE PREFERRED STOCK

     Voting Rights. Each holder of convertible preferred stock is entitled to 36 votes for each share on each matter submitted to a vote at a meeting of shareholders. If we default in the payment of dividends on the convertible preferred stock for a certain period of time, we will be required to increase the number of directors that constitute our Board of Directors by two, and the holders of preferred stock will be entitled to vote for these directors.

     Dividend Rights. Holders of convertible preferred stock are entitled to receive when, as and if declared by the Board of Directors, dividends with an annual dividend rate of $2.00, payable in cash quarterly on January 1, April 1, July 1 and October 1.

     Redemption. The shares of convertible preferred stock are redeemable at the option of the Board of Directors if at the time of mailing of the notice of redemption, the average market price per share of the common stock is at least $80.00 per share, or in the event that an adjustment in the number of shares issuable upon conversion of preferred stock for shares of common stock shall have occurred, then a market price per share equal to the product of multiplying $60.00 per share by the reciprocal of the then current conversion rate. The redemption price will be $60.00 per share in cash plus accrued but unpaid dividends on the redemption date.

     Conversion. The shares of convertible preferred stock are convertible at the option of the holder, at any time, upon surrender to a transfer agent of the certificate representing the shares to be converted into fully paid and non-assessable shares of common stock of the Company at a rate of 0.75 shares of common stock for each convertible preferred share, subject to adjustment. Upon conversion, no payment or adjustment will be made for accrued but unpaid dividends on any shares.

     Rights Upon Liquidation. In the event of our voluntary liquidation, dissolution or winding-up, holders of convertible preferred stock are entitled to receive $60.00 per share prior to the receipt of any of our assets by holders of common stock. In the case of our involuntary liquidation, dissolution or winding-up, the holders of convertible preferred stock are entitled to receive the amount of $52.50 per share prior to the receipt of any of our assets by holders of common stock. In either case, holders of convertible preferred stock will also receive an amount equal to all accrued but unpaid dividends to the date of the liquidation, dissolution or winding-up.

     Miscellaneous. The shares of convertible preferred stock are not subject to the operation of any sinking fund to be applied to the purchase or redemption of such shares. No fractional shares can be issued upon conversion, but the stockholder is entitled to receive a cash payment equal to the value of the fractional interest in a share.

     Listing. The convertible preferred stock is listed on the New York Stock Exchange under the symbol "WYEPR."

CERTAIN EFFECT OF AUTHORIZED BUT UNISSUED CAPITAL STOCK

     We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on our capital stock.

     The existence of unissued and unreserved shares of common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party's attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

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

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BY-LAWS

     Our Restated Certificate of Incorporation, By-laws and the Delaware General Corporation Law include a number of provisions that could delay, defer or prevent a transaction or change of control of us that might involve a premium price for holders of our common stock or that our holders might believe to be in their best interest.

  RESTATED CERTIFICATE OF INCORPORATION; BY-LAWS

     Constitution of Board of Directors. Our Restated Certificate of Incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in our By-laws, and must consist of not less than eight and not more than fifteen directors. Our Restated Certificate of Incorporation and By-laws provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if those directors constitute less than a quorum.

     Removal of Directors. Our Restated Certificate of Incorporation provides that a majority of the Board of Directors may remove a director (except directors elected by holders of preferred stock) for any cause deemed sufficient by them. Any director may also be removed from office by the vote of the holders of at least 80% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

     Stockholder Action. Our Restated Certificate of Incorporation and By-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Our Restated Certificate of Incorporation and By-laws further provide that, subject to any rights of holders of preferred stock, special meetings of stockholders can be called only by our Chairman or Vice-Chairman of the Board of Directors or the President, or by the Secretary on the written request of a majority of all the directors.

     Amendment. Pursuant to the Delaware General Corporation Law, our Restated Certificate of Incorporation may generally be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock, provided that the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend the provisions of the Restated Certificate of Incorporation and the By-laws relating to special meetings, the power, number, election, term and vacancies of the Board and the ability of stockholders to remove directors. Subject to the supermajority voting requirements listed above, the By-laws may be amended by the affirmative vote of the holders of a majority of the voting power of the outstanding stock. All of the provisions of the Restated Certificate of Incorporation and By-laws, other than those requiring supermajority stockholder approval listed above, may also be amended by the Board of Directors by vote of a majority of all the directors, subject to the right of the stockholders to alter or repeal such amendments of the By-laws adopted by the Board of Directors as described above.

  DELAWARE LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

     - prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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

     - at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material U.S. federal income tax consequences of the ownership of debentures and certain consequences of ownership of the shares of common stock into which the debentures may be converted, as of the date hereof. Except where noted, it deals only with debentures and shares of common stock held as capital assets. This summary does not deal with special situations, such as:

     - tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, and traders in securities or commodities that elect to use a mark-to-market method of accounting for their securities holdings;

     - tax consequences to persons holding debentures or shares of common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

     - tax consequences to U.S. holders (as defined below) of debentures or shares of common stock whose "functional currency" is not the U.S. dollar;

     - investors in pass-through entities;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

     If a partnership holds debentures or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the debentures or shares of common stock, you should consult your tax advisors.

     IF YOU ARE CONSIDERING THE PURCHASE OF DEBENTURES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. holder" means a holder of debentures or shares of common stock that is for U.S. federal income tax purposes:

     - a citizen or resident of the U.S.;

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

     - a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     A "non-U.S. holder" is a beneficial owner of debentures or shares of common stock (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S.holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

CONSEQUENCES TO U.S. HOLDERS

  PAYMENT OF INTEREST

     Stated interest on a debenture will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

  MARKET DISCOUNT

     If you purchase a debenture for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless the difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debenture as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debenture at the time of its payment or disposition. Any unrecognized market discount will carry over to common stock received upon conversion or repurchase by us of the debentures. In addition, you may be required to defer, until the maturity of the debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debenture.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debenture, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the debenture, applies only to that debenture and may not be revoked without the consent of the Internal Revenue Service. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making either election described in this paragraph.

  AMORTIZABLE BOND PREMIUM

     If you purchase a debenture for an amount in excess of the sum of all amounts payable on the debenture after the purchase date other than stated interest, you will be considered to have purchased the debenture at a "premium". You generally may elect to amortize the premium over the remaining term of the debenture on a constant yield method as an offset to interest when includible in income under your regular account method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debenture. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.
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  SALE, EXCHANGE, REDEMPTION, OR OTHER DISPOSITION OF DEBENTURES

     Except as provided below under "-- Conversion of Debentures into Common Stock, Cash or a Combination Thereof," you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a debenture equal to the difference between the amount realized (less accrued interest, which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the debenture. Your tax basis in a debenture will generally be equal to the amount you paid for the debenture increased by market discount that you previously included in income and reduced by any bond premium that the holder elects to amortize and any cash payments on the debenture other than stated interest. Any gain or loss recognized on a taxable disposition of the debenture will be capital gain or loss subject to the market discount discussion above. If you are an individual and have held the debenture for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

  CONVERSION OF DEBENTURES INTO COMMON STOCK, CASH OR A COMBINATION THEREOF

     Neither gain nor loss will be recognized by U.S. holders on the exchange of debentures into shares of common stock upon conversion, except to the extent of cash received, if any, including any cash received in lieu of a fractional share and except to the extent of amounts received with respect to accrued interest, which will be taxable as such.

     If you receive solely cash in exchange for your debentures upon conversion, your gain or loss will be determined in the same manner as if you disposed of the debentures in a taxable disposition (as described above under "-- Sale, Exchange, Redemption or other Disposition of Debentures").

     If a combination of cash and common stock is received in exchange for your debentures upon conversion, although the tax treatment is uncertain, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash received in lieu of a fractional share) over your adjusted tax basis in the debenture (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

     The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the debenture that is allocable to the fractional share.

     The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock received upon conversion will include the period during which you held the debentures, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

     You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for debentures upon conversion and the ownership of our common stock.

  CONSTRUCTIVE DISTRIBUTIONS

     The conversion rate of the debentures will be adjusted in certain circumstances as described under "Description of the Debentures -- Conversion Rights." Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the rules under the Code governing corporate distributions. It is not clear whether a constructive dividend deemed paid to individuals would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting requirements generally will apply to payments of interest on the debentures and dividends on shares of common stock and to the proceeds of a sale of a debenture or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status, or if you fail to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

CONSEQUENCES TO NON-U.S. HOLDERS

  PAYMENTS OF INTEREST

     The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a debenture under the "portfolio interest rule," provided that:

     - interest paid on the debenture is not effectively connected with your conduct of a trade or business in the U.S.;

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes

     - of our stock that are entitled to vote, within the meaning of section 871(h)(3) of the Code;

     - you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

     - you are not a bank whose receipt of interest on a debenture is described in section 881(c)(3)(A) of the Code; and

     - (a) you provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form)) or (b) you hold your debentures through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations.

     Special certification rules apply to non-U.S. holders that are pass-through entities.

     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the debenture is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S. and is includible in your U.S. gross income.

     If you are engaged in a trade or business in the U.S. and interest on the debentures is effectively connected with the conduct of that trade or business and, where a tax treaty applies, is attributable to a U.S. permanent establishment, then, although exempt from the withholding tax discussed above, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to

30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

  DIVIDENDS AND CONSTRUCTIVE DIVIDENDS

     Any dividends paid to you with respect to shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see
"-- Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of shares of common stock or debentures who wishes to claim the benefit of an applicable treaty rate for dividends or constructive dividends is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  CONVERSION OF DEBENTURES INTO COMMON STOCK, CASH OR A COMBINATION THEREOF

     Neither gain nor loss will be recognized by non-U.S. holders on the exchange of debentures into shares of our common stock upon conversion, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under "-- Sale, Exchange, Redemption or Other Disposition of Debentures or Shares of Common Stock") and common stock attributable to accrued interest (which will be treated as described above under "-- Payments of Interest"). To the extent you receive cash (other than as described in the preceding sentence) upon conversion of a debenture, the conversion will be taxed in the same manner as described above under "Consequences to U.S. Holders -- Conversion of Debentures into Common Stock, Cash or a Combination Thereof." Any gain realized upon the conversion of the debentures will be subject to tax in the manner described below under "-- Sale, Exchange, Redemption or Other Disposition of Debentures or Shares of Common Stock."

  SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF DEBENTURES OR SHARES OF COMMON STOCK

     Any gain realized upon the sale, exchange, redemption or other disposition of a debenture or share of common stock generally will not be subject to U.S. federal income tax unless:

     - that gain is effectively connected with your conduct of a trade or business in the U.S., and, where a tax treaty applies, that gain is attributable to a U.S. permanent establishment;

     - you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - we are or have been during a specified period prior to such sale, exchange, redemption or other disposition, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  U.S. FEDERAL ESTATE TAX

     Your estate will not be subject to U.S. federal estate tax on debentures beneficially owned by you at the time of your death, provided that any payment to you on the debentures would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "-- Payments of Interest," without regard to the statement requirement described in the last bullet point, and, at the time of your death, payments with respect to the debentures would not have been effectively connected with the conduct by you of a trade or business in the U.S. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid or deemed paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

     In general, you will not be subject to backup withholding with respect to interest or dividends paid or deemed paid on the debentures or our common stock, provided the statement described above in the last bullet point under "-- Payments of Interest" has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

     In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a debenture or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

                            SELLING SECURITYHOLDERS

     We originally issued the debentures on December 16, 2003. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or their successors, may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

     The following table sets forth information as of           , 2004 about the
principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

                                         PRINCIPAL AMOUNT OF     PERCENTAGE OF   NUMBER OF SHARES OF     PERCENTAGE OF
                                       DEBENTURES BENEFICIALLY    DEBENTURES      COMMON STOCK THAT      COMMON STOCK
                NAME                   OWNED THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)      OUTSTANDING(2)(4)
                ----                   -----------------------   -------------   -------------------   -----------------
Any other holder of debentures or
  future transferee, pledgee, donee
  or successor of any holder(3)(4)...

---------------

(1) Assumes conversion of all of the holder's debentures at the initial conversion rate of 16.559 shares per debenture. The initial conversion rate is subject to adjustment as described under "Description of Debentures -- Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d) of the Exchange Act, using 1,332,434,672 shares of common stock outstanding as of December 31, 2003. In calculating this amount for holders of debentures, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. We did not, however, assume the conversion of any other holder's debentures.

(3) Information about other selling securityholders will be set forth in an amendment to the registration statement of which this prospectus is a part or in prospectus supplements, as required.

(4) Assumes that any holders of debentures, or any future transferees, pledgees, donees or successors of or from any such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information may be set forth in amendments and/or prospectus supplements to the registration statement of which this prospectus is a part.

     Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time we cannot estimate the amount or percentage of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

     To our knowledge, none of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office with, been employed by or otherwise had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or underlying common stock less any discounts and commissions. A selling securityholder reserves the right to accept and, together with their agents, to reject, any proposed purchase of debentures or common stock to be made directly or through agents.

     The debentures and the underlying common stock may be sold from time to time to purchasers:

     - directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any profits on the sale of the debentures and the underlying common stock by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased the debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

     If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The debentures and the underlying common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - prices related to such prevailing market prices;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     At the time a particular offering of the securities is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders.

     Our common stock trades on the New York Stock Exchange under the symbol "WYE." We do not intend to apply for listing of the debentures on any securities exchange or for quotation through NASDAQ. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the debentures. See "Risk Factors-Risks related to the Debentures."

     We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The debentures and the underlying common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the debentures and underlying common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

     The selling securityholders and any other person participating in the sale of debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

     Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses for which we will be responsible in connection with this offering will be approximately $703,000.

                                 LEGAL MATTERS

     The validity of the debentures and common stock issuable upon conversion of the debentures offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, our counsel.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for each of the two years in the period ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Wyeth for the year ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, our previous independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

     Arthur Andersen LLP completed its audit of our consolidated financial statements at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and issued its report with respect to such consolidated financial statements on January 24, 2002. On June 15, 2002, Arthur Andersen LLP was convicted of obstruction of justice for activities relating to its previous work for Enron Corp., and Arthur Andersen LLP ceased to audit publicly held companies in August 2002. Investors in the securities which may be sold under any prospectus supplement may not be able to effectively recover against Arthur Andersen LLP for any claims they may have under securities or other laws as a result of Arthur Andersen LLP's previous role as our independent public accountants and as author of the audit report for the audited financial statements for the year ended December 31, 2000, incorporated by reference in this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

                                                              ESTIMATED
                                                               AMOUNTS
                                                              ---------
Securities and Exchange Commission registration fee under
  the 1933 Act..............................................  $ 129,234
Printing and engraving expenses.............................  $  20,000
Legal fees and expenses.....................................  $  50,000
Rating agency fees..........................................  $ 379,000
Accountants' fees and expenses..............................  $ 100,000
Blue Sky fees and expenses..................................  $      --
Trustee fees and expenses...................................  $  20,000
Miscellaneous...............................................  $   4,850
                                                              ---------
Total.......................................................  $ 703,084
                                                              =========

---------------

* Except for the Securities and Exchange Commission registration fee, all fees and expenses are estimated. All of the above fees and expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Nine of the Company's Restated Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Company for breaches of certain of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "GCL"). Section 102(b)(7) of the GCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareholders for monetary damages for violations of a director's fiduciary duty as a director. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's By-laws provide that the Company is authorized to provide indemnification and to advance expenses to its directors, officers and employees in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves in such capacity with the Company or at the request of the Company in any capacity with any other corporation or entity of which the Company is or was a stockholder, creditor or otherwise interested.

     The Company maintains directors' and officers' liability insurance which insures against liabilities that directors or officers of the Company may incur in such capacities.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1    Indenture dated as of April 10, 1992 between American Home
          Products Corporation and Manufacturers Hanover Trust
          Company, as trustee (incorporated by reference to Exhibit
          4-a to the Registrant's Registration Statement on Form S-3
          (File No. 33-57339), filed on January 18, 1995).
   4.2    Supplemental Indenture dated October 13, 1992 between
          American Home Products Corporation and Chemical Bank, as
          trustee (incorporated by reference to Exhibit 4-b to the
          Registrant's Registration Statement on Form S-3 (File No.
          33-57339), filed on January 18, 1995).
   4.3    Supplemental Indenture dated December 16, 2003 between Wyeth and JPMorgan Chase Bank, as trustee (filed herewith).
   4.4    Registration Rights Agreement, dated December 16, 2003
          between Wyeth and the Representatives of the Initial
          Purchasers (filed herewith).
   4.5    Form of Floating Rate Convertible Senior Debenture due 2024
          (included as Exhibit A to Exhibit 4.3)
   5.1    Opinion of Simpson Thacher & Bartlett LLP as to legality of the debt securities (filed herewith).
  12.1    Computation of Ratio of Earnings to Fixed Charges
          (incorporated by reference to Exhibit 12 to the Registrant's
          Annual Report on Form 10-K, filed on March 31, 2003).
  12.2    Computation of Ratio of Earnings to Fixed Charges
          (incorporated by reference to Exhibit 12 to the Registrant's
          Quarterly Report on Form 10-Q for the quarter ended
          September 30, 2003, filed on November 12, 2003).
  23.1    Consent of PricewaterhouseCoopers LLP (filed herewith).
  23.2    Consent of Simpson Thacher & Bartlett LLP (included in
          Exhibit 5.1).
  24.1    Power of Attorney of Wyeth (filed herewith).
  25      Form T-1 Statement of Eligibility of Trustee under the Trust
          Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee (filed herewith).

     After reasonable efforts, the Company has not been able to obtain the written consent of Arthur Andersen LLP, the Company's former independent public accountants, to the incorporation by reference into this registration statement of its report covering the Company's financial statements for the year ended December 31, 2000. The Company has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended. Since the Company has not been able to obtain the written consent of Arthur Andersen LLP, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements for the year ended December 31, 2000 audited by Arthur Andersen LLP incorporated by reference herein or any omissions to state a material fact required to be stated therein.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that for purposes of determining any liability under the Securities Act:

          (1) each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(B)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (3) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, except pursuant to the insurance policies referred to in Item 15, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madison, state of New Jersey, on February 3, 2004.

                                          WYETH

                                          By:     /s/ KENNETH J. MARTIN
                                            ------------------------------------
                                            Name: Kenneth J. Martin
                                              Title:   Executive Vice President
                                                       and Chief Financial
                                                       Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dated indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----


    Principal Executive Officers:
          /s/ ROBERT ESSNER*             Chairman of the Board, President    February 3, 2004
--------------------------------------      and Chief Executive Officer
            Robert Essner



     Principal Financial Officer:
        /s/ KENNETH J. MARTIN              Executive Vice President and      February 3, 2004
--------------------------------------        Chief Financial Officer
          Kenneth J. Martin



    Principal Accounting Officer:
          /s/ PAUL J. JONES*               Vice President and Controller     February 3, 2004
--------------------------------------
            Paul J. Jones



              Directors:
   /s/ CLIFFORD L. ALEXANDER, JR.*                   Director                February 3, 2004
--------------------------------------
      Clifford L. Alexander, Jr.


      /s/ FRANK A. BENNACK, JR.*                     Director                February 3, 2004
--------------------------------------
        Frank A. Bennack, Jr.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----


       /s/ RICHARD L. CARRION*                       Director                February 3, 2004
--------------------------------------
          Richard L. Carrion


         /s/ JOHN D. FEERICK*                        Director                February 3, 2004
--------------------------------------
           John D. Feerick


        /s/ ROBERT S. LANGER*                        Director                February 3, 2004
--------------------------------------
           Robert S. Langer


        /s/ JOHN P. MASCOTTE*                        Director                February 3, 2004
--------------------------------------
           John P. Mascotte


  /s/ MARY LAKE POLAN, M.D., PH.D.,
               M.P.H.*                               Director                February 3, 2004
--------------------------------------
 Mary Lake Polan, M.D., Ph.D., M.P.H.


                                                     Director                February 3, 2004
--------------------------------------
          Ivan G. Seidenberg


        /s/ WALTER V. SHIPLEY*                       Director                February 3, 2004
--------------------------------------
          Walter V. Shipley


       /s/ JOHN R. TORELL, III*                      Director                February 3, 2004
--------------------------------------
         John R. Torell, III


 *By:       /s/ KENNETH J. MARTIN          Executive Vice President and      February 3, 2004
        ------------------------------        Chief Financial Officer
              Kenneth J. Martin,
               Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.3    Supplemental Indenture dated December 16, 2003 between Wyeth and JPMorgan Chase Bank, as trustee (filed herewith).
   4.4    Registration Rights Agreement, dated December 16, 2003
          between Wyeth and the Representatives of the Initial
          Purchasers (filed herewith).
   5.1    Opinion of Simpson Thacher & Bartlett LLP as to legality of the debt securities (filed herewith).
  23.1    Consent of PricewaterhouseCoopers LLP (filed herewith).
  24.1    Power of Attorney of Wyeth (filed herewith).
  25      Form T-1 Statement of Eligibility of Trustee under the Trust
          Indenture Act of 1939, as amended, of JPMorgan Chase Bank, as trustee (filed herewith).